January 17, 2002

UNION PLANTERS CORPORATION ANNOUNCES

RECORD QUARTERLY AND ANNUAL EARNINGS

Memphis, TN -- Union Planters Corporation (NYSE: UPC) today reported record net earnings for the fourth quarter of 2001 of $115.9 million, or $.83 per diluted share, an increase of 9.2% over the $.76 per diluted share for the same period in 2000.

For the full year 2001, net earnings were a record $443.6 million, or $3.20 per diluted share, an increase of 6.7% from the $3.00 per diluted share reported for 2000.  These earnings provided a return on average assets of 1.30%, a return on average common equity of 14.34%, and a return on average tangible common equity of 20.83%, compared to 1.21%, 14.63%, and 22.39%, respectively, for 2000.

“We are pleased to report another record level of earnings per share in 2001,” said Jackson W. Moore, Chairman, President and Chief Executive Officer.  “Thousands of dedicated employees have gone the extra mile in making this possible.  While this year has certainly been a year of transition for Union Planters, it has been a year of tremendous progress.  We have repositioned our balance sheet, made efficiency a priority, challenged our customer service standards, identified product development needs, and invested in people, tools, and technology.  All of these actions are sharpening our focus on delivering consistent long-term earnings growth, and the results are becoming embedded in our financial performance.  Our net interest margin for the year 2001 increased to 4.20% as a result of growth in core funding, improved loan pricing and the targeted strategies we set in place for managing balance sheet volatility.  We continue to produce positive results in growing fee income, and our operating efficiency ratio for 2001 continued to show improvement.

“With much of the year devoted to the development and implementation of our UPExcel project, the year was impacted by several corporate initiatives, which created significant offsetting, nonrecurring items.  These included the sale or consolidation of numerous branch locations, sales of low margin assets and non-strategic business lines, and costs related to UPExcel.  As expected, the slowing economy brought about a softening in our asset quality.  However, given the current economic climate and the results of the events of September 11, our asset quality remains relatively stable.  As expected, nonperforming assets did increase about 6% during the quarter to $302.1 million at December 31, 2001.  We remain confident, however, that our conservative underwriting practices and the nature of our nonperformers will minimize losses, and we expect the charge-off percentage to remain at current levels over the next several quarters.  We remain focused on consistent earnings growth and are confident in our earnings forecast for 2002.”

Net Interest Income

Net interest income on a fully taxable-equivalent basis for the fourth quarter of 2001 was $334.4 million, an increase of $24.6 million or 7.9% from the fourth quarter of 2000 and up $3.1 million or 0.9% from the third quarter of 2001.  For the full year, net interest income was $1.31 billion up 3.5% from 2000.  The net interest margin for the fourth quarter of this year was 4.39%, a 44 basis point increase over same quarter last year and a 12 basis point increase over the third quarter of 2001.

The net interest rate spread and net interest margin for the year 2001 improved to 3.53% and 4.20%, respectively, from the 3.41% and 4.11%, reported for the same periods in 2000.  The quarterly and full year increases are attributable to specific initiatives aimed at strengthening the balance sheet while reducing interest rate risk.  These initiatives have increased the margin through lower funding costs due to a more favorable deposit mix and a focus on pricing at the relationship level.

Average loans (excluding FHA/VA loans) were $24.8 billion for the fourth quarter compared to $23.7 billion for the same period in 2000 and compared to $25.2 billion for the third quarter of 2001.  Excluding loan divestitures and the liquidation of the indirect loan portfolio, average loans increased during the fourth quarter of 2001 by 4.0% compared to the same period last year.  This included growth in nonresidential real estate loans of 16.0% and commercial loans of 1.0%.

Average deposits were $23.4 billion for the fourth quarter of 2001 compared to $23.0 billion for the same period last year and compared to $23.7 billion in the third quarter of 2001.  Excluding deposits liquidated through branch sales, deposits grew 1.0% during the fourth quarter of 2001 compared to the third quarter of 2001.  The deposit mix continues to shift toward more core funding, as brokered deposits and wholesale funding declined by $216.6 million during the fourth quarter of 2001 compared to the third quarter of 2001.

Noninterest Income

Noninterest income was $221.2 million and $769.7 million for the fourth quarter and full year 2001 respectively.  Significant items reflected in the results of the fourth quarter of 2001 include gains on the sale of branches of $25.0 million and the sale of the merchant services portfolio of $23.4 million.  Net of these and other smaller offsetting items, noninterest income increased 22.2% compared to the fourth quarter 2000 and 27.8% for full year.  Noninterest income, less significant items, was 35.1% of total revenue in the fourth quarter of 2001 compared to 32.4% in the same quarter last year.

Mortgage banking revenue and fees on customer accounts showed significant increases over both the fourth quarter and full year 2000.

The increase in customer fee income is the result of growth in the number of checking accounts, reduction in waived fees and more consistent administration of pricing.  The Company also experienced strong growth in the areas of investment and insurance product sales and income from an investment in a broker/dealer operation.

Efficiency

Noninterest expense was $332.0 million and $1.24 billion for the fourth quarter and full year 2001, respectively.  Significant noninterest expenses included in the results of the fourth quarter of 2001 are expenses associated with the previously announced UPExcel initiative of $13.0 million, $27.5 million for impairment and amortization of mortgage servicing rights and $3.2 million for other one time charges.

Excluding the items above, the efficiency ratio was 53.22% for the fourth quarter of 2001 compared to 56.04% for the fourth quarter of 2000.  The efficiency ratio for the year 2001 was 53.79%, which compared to 55.60% for 2000.  A key driver to the improvement in the efficiency ratio was a reduction in full time equivalent employees of approximately 1.9% from the third quarter 2001 and a 5.2% decline since the beginning of the year.

Expense increases related to mortgage production of $4.9 million, or 18.9% from last quarter, and $28.8 million, or 37% year to date, is directly related to the significant increase in mortgage revenue.

We expect the efficiency ratio to continue to improve as the positive impact of initiatives from UPExcel gain momentum throughout the next several quarters.

Credit Quality

Nonperforming assets were $302.1 million, or 1.31% of loans and foreclosed properties at December 31, 2001, compared to $177.9 million, or .75% of loans and foreclosed properties, a year earlier and $284.2 million, or 1.20%, at September 30, 2001.

The provision for losses on loans for the fourth quarter of 2001 was $35.8 million or .57% of average loans, compared to $20.1 million, or .34% of average loans, for the same period last year.  For the year, the provision for losses on loans for 2001 was $132.0 million, or .53% of average loans, compared to $77.1 million, or .34% of average loans for last year.  Net charge-offs as a percentage of average loans were .51% for 2001 (.57% for the fourth quarter), an increase from .36% for last year (.42% for the quarter).

The allowance for losses on loans totaled $341.9 million at December 31, 2001, equal to 1.48% of loans and 145% of nonperforming loans, compared to $342.2 million, 1.44% and 155%, respectively, at September 30, 2001.

A moderate increase in nonperforming assets is anticipated over the next several quarters.  However, considering the diversity of the loan portfolio and the conservative underwriting practices throughout the franchise, net charge-offs are expected to remain consistent over the next several quarters with the fourth quarter level.

Capital Strength

Total shareholders’ equity was $3.2 billion at December 31, 2001, representing 9.71% of period-end assets of $33.2 billion, and the leverage ratio was 7.56%.  These ratios compared to the third quarter ratios of 9.62% and 7.23%, respectively.

Share Purchase Plan

      In February 2000, the Board of Directors approved a plan to purchase 7.1 million shares of the Company’s common stock, of which 1.6 million shares have been purchased to date.  In addition, through December 31, 2001, the Company has repurchased 2.3 million shares of the 4.4 million shares issued in the Jefferson Heritage Bank acquisition.

The Company

      Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 964 ATMs and 764 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas.  Union Planters Corporation is the 28th largest bank holding company in the United States based on total assets.  The Company’s common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

      This press release contains forward-looking statements relating to management’s expectations regarding its business plans and expected trends in nonperforming assets, net charge-offs, and the related risk of losses. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and the current economic environment.  Union Planters’ actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.  A discussion of factors affecting business and prospects is contained in Union Planters’ filings with the Securities and Exchange Commission, specifically “Risk Factors” in the 2000 Annual Report on Form 10-K and “Cautionary Statement Regarding Forward-Looking Information” in Union Planters’ 2000 Annual Report to Shareholders. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events.

-o0o-

For additional information, including Supplemental Financial Information for 2001, visit Union Planters’ web site at http://www.unionplanters.com, access Union Planters’ Current Report on Form 8-K dated January 17, 2002 which was filed with the Securities and Exchange Commission, or contact:

Bobby L. Doxey

Senior Executive Vice President

and Chief Financial Officer

(901) 580-5540

[Two Page Financial Attachment Follows]

Union Planters Corporation

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2001	2000	2001	2000
Income statement amounts
Net interest income
Actual	$ 326,105	$ 301,006	$ 1,275,973	$ 1,231,116
Taxable-equivalent basis	334,387	309,825	1,310,608	1,266,812
Provision for losses on loans	35,830	20,121	131,963	77,062
Noninterest income
Investment securities gains	648	304	9,582	381
Other	220,597	145,684	760,089	559,021
Noninterest expense	332,006	276,180	1,238,262	1,102,840
Earnings before income taxes	179,514	150,693	675,419	610,616
Income taxes	63,660	47,186	231,869	201,306
Net earnings	115,854	103,507	443,550	409,310

Net earnings applicable to common shares	115,532	103,113	442,162	407,703

Per common share data
Net earnings
- basic	$ .84	$ .77	$ 3.22	$ 3.02
- diluted	.83	.76	3.20	3.00

Cash dividends	.50	.50	2.00	2.00
Book value			23.34	21.53

Balances at end of period
Loans, excluding FHA/VA government-insured/guaranteed loans			$ 23,029,288	$ 23,673,951
Allowance for losses on loans			341,930	335,452
Nonperforming assets
Nonaccrual loans			234,405	133,269
Restructured loans			868	1,512
Foreclosed properties			66,789	43,136
Loans 90 days past due			173,092	96,662
FHA/VA government-insured/guaranteed loans			133,751	283,543
Nonaccrual			1,872	3,615
90 days past due			47,612	121,303
Available for sale investment securities
Amortized cost			4,694,248	6,849,457
Fair value			4,780,629	6,843,670
Unrealized gain (loss), net of taxes			54,564	(3,841)
Total assets			33,197,604	34,720,718
Total deposits			23,430,502	23,113,383
Total shareholders' equity			3,223,741	2,920,054
Total common equity			3,207,640	2,900,363
Tier 1 capital			2,441,933	2,175,573

Union Planters Corporation

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
Average Balances	2001	2000	2001	2000
Loans, excluding FHA/VA government-insured/guaranteed loans	$ 24,828,673	$ 23,666,425	$ 25,108,277	$ 22,882,031
FHA/VA government-insured/guaranteed loans	236,255	294,982	252,924	34,172
Investment securities	4,784,226	6,941,450	5,497,020	7,266,351
Earning assets	30,213,145	31,194,550	31,195,027	30,810,866
Total assets	33,295,308	34,200,410	34,209,871	33,882,406
Total deposits	23,427,740	22,988,399	23,470,428	23,212,007
Interest-bearing liabilities	24,843,709	26,721,762	26,217,478	26,405,567
Demand deposits	4,419,837	3,957,042	4,141,565	4,009,843
Shareholders' equity	3,201,954	2,807,805	3,100,945	2,807,672
Common equity	3,185,650	2,787,969	3,082,854	2,787,431

Other supplemental information
Net earnings
Return on average assets	1.38%	1.20%	1.30%	1.21%
Return on average common equity	14.39	14.71	14.34	14.63
Return on average tangible assets	1.42	1.24	1.33	1.24
Return on average tangible common equity	20.47	22.45	20.83	22.39
Allowance for losses on loans to loans (1)			1.48	1.42
Nonperforming loans to loans (1)			1.02	.57
Nonperforming assets to loans and foreclosed properties (1)			1.31	.75
Net charge-offs of loans	$ 35,830	$ 25,005	$ 127,683	$ 81,918
Net charge-offs as a percentage of average loans (1)	.57%	.42%	.51%	.36%
Common shares outstanding (end of period, in thousands)			137,409	134,735
Weighted average shares outstanding (in thousands)
Basic	137,319	134,675	137,029	135,171
Diluted	139,094	136,163	138,695	136,656
Yield on earning assets (taxable-equivalent basis)	7.08%	8.41%	7.72%	8.32%
Rate on interest-bearing liabilities	3.27	5.21	4.19	4.91
Interest rate spread (taxable-equivalent basis)	3.81	3.20	3.53	3.41
Net interest income as a percentage of average earning assets (taxable-equivalent basis)	4.39	3.95	4.20	4.11
Shareholders' equity to total assets			9.71	8.41
Leverage ratio			7.56	6.53

(1) Excludes FHA/VA government-insured/guaranteed loans